Exhibit 99.1

NASDAQ: EPMD	For Further Information Contact:
Matthew C. Hill, Chief Financial Officer
(856) 753-8533

EP MedSystems Announces Settlement Agreement with U.S. Department of the Treasury

WEST BERLIN, N.J.—(BUSINESS WIRE)—March 28, 2007—EP MedSystems, Inc. (NASDAQ: EPMD—News) today announced that the Company has executed a Settlement Agreement with the United States Department of the Treasury and deems the issues related to its shipment of products to restricted countries in 2004 and earlier to be closed. In the Settlement Agreement the Company does not admit or deny guilt, but agrees to settle for $33,000 with no restrictions on commercial or export activities, which has been remitted to the government. The Company had accrued $44,000 for this penalty in its books as of September 30, 2006 based on the oral representations at that time.

David Bruce, EP MedSystems’ President and Chief Executive Officer stated, “We are pleased to put the issues with both the Departments of Commerce and Treasury behind us and focus on the market opportunities for EP MedSystems.”

About EP MedSystems:

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used in visualizing, diagnosing and treating certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate® Electrophysiology Workstation, the MapMate™ Navigation Interface, the NurseMate™ Remote Review Charting Station, the EP-4™ Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, and the ViewMate® intracardiac ultrasound catheter imaging system. For more information, visit our website at www.epmedsystems.com.

For more information, visit our website at www.epmedsystems.com.

Forward Looking Statements:

This Release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, “see opportunities” or similar expressions. Such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems’ history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs, possible costs, fines or penalties that may be incurred in connection with government inquiries and investigations and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q.

EP MedSystems cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems’ reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems’ business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

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